EXHIBIT 12.1


                          FrontierVision Holdings, L.P.
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)




                                          For the Year Ended   For the Year Ended   For the Year Ended
                                           December 31, 1998    December 31, 1997    December 31, 1996
                                               --------             --------             --------

Net Loss ..........................            $(86,278)            $(52,216)            $(23,801)
Add (Deduct):
     Income Tax Provision (Benefit)              (2,927)                  --                   --
Less: Minority Interest
                                               --------             --------             --------
Pre Tax Income (Loss) .............             (89,205)            $(52,216)            $(23,801)
Add:  Fixed Charges
     Interest .....................              90,810               48,005               23,210
                                               --------             --------             --------
                                               $  1,605             $ (4,211)            $   (591)
                                               ========             ========             ========
Fixed Charges .....................            $ 90,810             $ 48,005             $ 23,210
                                               ========             ========             ========

Ratio of Earnings to Fixed
     Charges ......................                 N/A                  N/A                  N/A

Deficiency of Earnings to Fixed
     Charges ......................            $ 89,205             $ 52,216             $ 23,801
